CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Parnassus Funds II (formerly, Parnassus Income Funds) of our reports dated February 11, 2025, relating to the financial statements and financial highlights of Parnassus Core Equity Fund, Parnassus Core Select ETF, and Parnassus Value Select ETF which appear in Parnassus Funds II (formerly, Parnassus Income Funds) Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “General,” “Financial Statements,” “Independent Registered Public Accounting Firm,” “General Information,” and “Financial Highlights” in such Registration Statement.

San Francisco, California

April 23, 2025